As filed with the Securities and Exchange Commission on October 30, 2025. Registration No. 333-280398
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FLAGSTAR BANK, NATIONAL ASSOCIATION

United States of America (State or Other Jurisdiction of Incorporation or Organization)	6036 (Primary Standard Industrial Classification Code Number)	38-2734984 (I.R.S. Employer Identification No.)
102 Duffy Avenue
Hicksville, New York 11801
Telephone: (516) 683-4100
Attention: General Counsel and Chief of Staff
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Joseph Otting
President and Chief Executive Officer
102 Duffy Avenue

Hicksville, New York 11801
Telephone: (516) 683-4100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bao Nguyen Senior Executive Vice President, General Counsel and Chief of Staff 102 Duffy Avenue Hicksville, New York 11801 Telephone: (516) 683-4100	Jared Fishman Sullivan & Cromwell LLP 125 Broad Street New York, New York Telephone: (212) 558-1689

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the Registration Statement is declared effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.     ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Post-Effective Amendment (the “ Post-Effective Amendment ”) relates to the Registration Statement on Form S-1 (File No. 333-280398) (the “Registration Statement ”), filed by Flagstar Financial, Inc., a Delaware corporation (the “Predecessor”), with the Securities and Exchange Commission (the “Commission ”). The Registration Statement originally covered 277,656,287 shares common stock, par value $0.01, of the Predecessor (“ Predecessor Common Stock ”) and 314,954 warrants.

This Amendment is being filed pursuant to Part 16 of the regulations promulgated by the Office of the Comptroller of the Currency (the “OCC”), including 12 C.F.R. § 16.15, to reflect the completion by the Predecessor of an internal reorganization to streamline and simplify its corporate structure (the “Reorganization”), pursuant to which the Predecessor merged with and into Flagstar Bank, National Association, a banking association organized under the laws of the United States (the “Issuer”), with the Issuer continuing as a publicly-traded company. In the Reorganization, which was completed on October 17, 2025, each share of the issued and outstanding Predecessor Common Stock was converted into one share of common stock, par value $0.01 per share, of the Issuer (“Issuer Common Stock”), having substantially the same rights, powers, preferences, qualifications, limitations and restrictions as the Predecessor Common Stock. Following the Reorganization, each warrant automatically and with no action required by the holder became exercisable for the amount of Issuer Common Stock the holder of such warrant would have been entitled to in the merger of the Predecessor with and into the Issuer if the holder held the Predecessor’s Series D preferred stock to which the warrant relates immediately prior to the merger, subject to the limitations on conversion upon a reorganization event contained in the terms of the Series D preferred stock. To the extent of those limitations, the warrants are exercisable for shares of Series D preferred stock of the Issuer.

Pursuant to the Reorganization, the Issuer became the successor issuer to the Predecessor pursuant to Rule 12g-3 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

The Issuer, as the successor registrant to the Predecessor, hereby expressly adopts this registration statement as its own for all purposes of the Exchange Act and the regulations promulgated by the OCC contained in 12 C.F.R. Part 16.

PART I INFORMATION REQUIRED IN PROSPECTUS

Not applicable.
PART II INFORMATION NOT FILED IN PROSPECTUS

ITEM 13. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

Not applicable.

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Issuer’s articles of association and bylaws provide that the Issuer may make or agree to make indemnification payments that are consistent with applicable law to an “institution-affiliated party” (as defined in 12 U.S.C. § 1813(u)) for liability incurred in a proceeding where the institution-affiliated party’s conduct was in good faith and where the institution-affiliated party reasonably believed their conduct was in the Issuer’s best interest. In the case of a criminal proceeding, the institution-affiliated party must have had no reason to believe their conduct was unlawful.

The Issuer may make or agree to make indemnification payments that are consistent with applicable law to an institution-affiliated party for administrative proceedings or civil actions initiated by any federal banking agency. The Issuer may make or agree to make indemnification payments that are consistent with applicable law and safe and sound banking practices for damages and expenses, including the advancement of expenses and legal fees, in cases involving an administrative proceeding or civil action not initiated by a federal banking agency.

The Issuer must indemnify for reasonable expenses a director or officer of the Issuer who was successful, on the merits or otherwise, in the defense of any proceeding or any claim to which they were a party because they were a director or officer of the Issuer.
Any non-mandatory indemnification payment to an institution-affiliated party must be approved by a majority of the Issuer board of directors or a majority of votes entitled to be cast by the stockholders of Issuer Common Stock.

The Issuer will not make indemnification payments to an institution-affiliated party for proceedings by the Issuer in which the institution-affiliated party was adjudged liable to the Issuer or proceedings where the institution-affiliated party is charged with and adjudged liable for receiving an improper personal benefit.

The Issuer may make payments for or reimburse the reasonable expenses incurred by an institution-affiliated party prior to the final disposition of a proceeding if such party furnishes a written affirmation of their good faith belief that they have meet the applicable standard of care set forth in the Issuer bylaws and a written undertaking to repay the advance if it is ultimately determined they did not meet the applicable standard of conduct, and a determination is made that the facts then known by the party making the determination would not preclude indemnification under the Issuer’s bylaws.

The Issuer can, by an affirmative vote of a majority of its board of directors, purchase and maintain insurance to indemnify its institution-affiliated parties provided that no such insurance shall include coverage for the cost of any judgment or civil money penalty assessed against such person in an administrative proceeding or civil action commenced by any federal banking agency.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES
Pursuant to Section 3(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), securities issued by the Issuer are exempt from registration under the Securities Act. In connection with the Reorganization, (i) the outstanding shares of the Predecessor Common Stock, and the Predecessor’s Series A preferred stock, par value $0.01 per share, were automatically cancelled and ceased to exist and were converted into an equal number of shares of Issuer Common Stock, and the Issuer’s Series A preferred stock, par value $0.01 per share, as applicable, (ii) the outstanding shares of the Predecessor’s Series B preferred stock, par value $0.01 per share (the “Predecessor Series B”), and the Predecessor’s Series D preferred stock, par value $0.01 per share (the “Predecessor Series D”), were converted into the Issuer’s Series B preferred stock or Series D preferred stock (“Issuer Series D”), as applicable, because the ownership of additional Issuer Common Stock by the holder of all of the remaining Predecessor Series B and Predecessor Series D shares was otherwise prohibited by law or required the approval by a government entity, (iii) each of the Predecessor’s outstanding warrants to purchase Predecessor Common Stock forming part of a unit of the outstanding Bifurcated Option Note Unit SecuritiESSM (the “BONUSES Units”) was converted automatically into a warrant to purchase Issuer Common Stock upon the same terms applicable to the Predecessor’s outstanding warrants immediately prior to the Reorganization, (iv) each of the Predecessor’s outstanding warrants to purchase Predecessor Series D (the “Predecessor Series D Warrants”) was converted automatically into a warrant to purchase the number of shares of Issuer Common Stock or Issuer Series D, as applicable, that a holder of the number of shares of Predecessor Series D to which the particular Predecessor Series D Warrant related immediately prior to the Reorganization would have been entitled to receive in the Reorganization in accordance with the limits on conversion upon a reorganization event included in the terms of the Predecessor Series D.

ITEM 16.    EXHIBIT AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description
2.1
Amended and Restated Agreement and Plan of Merger, dated as of September 22, 2025, by and between Flagstar Financial, Inc. and Flagstar Bank, National Association (incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K, as filed with the SEC on October 20, 2025)

3.1
Amended and Restated Articles of Association of Flagstar Bank, National Association (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K, as filed with the SEC on October 20, 2025)

3.2	Amended and Restated Bylaws of Flagstar Bank, National Association (incorporated by reference to Exhibit 3.2 of the Current Report on Form 8-K, as filed with the SEC on October 20, 2025)
5.1	Opinion of Sullivan & Cromwell LLP*
23.1	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1)*
24.1	Power of Attorney (contained on the signature pages to the initial filing of this Registration Statement)**
24.2	Power of Attorney for Brian Callanan (incorporated by reference to Exhibit 24.2 of the Predecessor’s Post-Effect Amendment No. 1 to Form S-1 Registration statement, as filed with the SEC on April 28, 2025)**

* Filed herewith.
** Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules and similar attachments have been omitted. The registrant hereby agrees to furnish a copy of any omitted schedule or similar attachment to the SEC upon request.

ITEM 17.    UNDERTAKINGS
The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and
(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the 12 C.F.R. Part 16, the issuer has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hicksville, State of New York, on this 30th day of October 2025.

Flagstar Bank, National Association

Date: October 30, 2025	By:	/s/ Joseph M. Otting
Joseph Otting President, Chief Executive Officer and Executive Chairman
    Pursuant to the requirements of 12 C.F.R. Part 16, this Registration Statement has been signed below by the following persons in the capacities indicated on this 30th day of October 2025.

/s/ Joseph M. Otting	President, Chief Executive Officer and Executive Chairman (Principal Executive Officer)
Joseph M. Otting

/s/ Lee M. Smith	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Lee M. Smith

/s/ Bryan L. Marx	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)
Bryan L. Marx

*	Lead Independent Director
Secretary Steven T. Mnuchin

*	Director
Milton Berlinski

*	Director
Brian Callanan

*	Director
Alessandro P. DiNello

*	Director
Alan Frank

*	Director
Marshall J. Lux

*	Director
Allen C. Puwalski

*	Director

Jennifer R. Whip

*By:    /s/ Joseph M. Otting
    Joseph M. Otting
    Attorney-in-fact